Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement is made as of the 23rd day of May, 2005, between Markel Corporation (the “Company”), and Darrell D. Martin (“Executive”) and supersedes and replaces the previous agreement between the parties.

The parties agree as follows:

1. Employment and Duties. The Company employs the Executive as Executive Vice President of the Company. The Executive agrees to devote up to 25% of his time and attention to the business of the Company and its subsidiaries and affiliates and to perform duties normally and properly incident to his position and such further duties as may be assigned to him by the Board of Directors or Vice Chairman of the Company, including oversight of the internal audit function. The duties to be performed by the Executive under this Agreement shall be primarily performed by him in the Richmond, Virginia metropolitan area, provided, however, that the Executive shall travel to the extent reasonably necessary to perform his duties hereunder, including but not limited to, up to four trips per year to the Company’s London subsidiary. The Executive shall not be required to reside or maintain a residence outside of the Richmond metropolitan area.

2. Term. The Company employs the Executive and the Executive agrees to serve the Company for an initial term of one year from the date of this Agreement; thereafter this Agreement shall continue in effect until terminated by either party on 90 days written notice to the other party.

3. Salary. During the term of this Agreement, the Company shall pay the Executive a salary at a rate of not less than two hundred twenty five thousand dollars

($225,000) per year (“Base Salary”) which sum shall be payable in bi-weekly installments. The executive shall be entitled to participate in the Company’s bonus program for executive officers. There shall be withheld from all amounts due the Executive such federal and state income taxes, FICA and other amounts as may be required to be withheld under applicable law.

4. Other Benefits. During the term of this Agreement, the Executive shall be entitled to (i) participate in such employee benefit plans and programs as are generally available to other officers of the Company who hold positions of similar responsibility to those of Executive; provided however that in light of the Executive’s reduced time commitment Executive shall not be eligible to participate in the Company’s short term disability plan, (ii) reimbursement, in accordance with policies and procedures established by the Company from time to time, for all items of expense reasonably and necessarily incurred by Executive on behalf of the Company, and (iii) such holidays as are generally available to employees of the Company.

5. Termination by Death or Disability.

(a) Should the Executive die during the term of employment, the Company shall be obligated to pay any salary and benefits to which the Executive may be entitled until the end of the bi-weekly payroll period in which the death occurs, and the Company shall pay to the Executive’s personal representatives amounts equal to and payable at the same time as the installments of Base Salary theretofore regularly paid to the Executive for a period equal to the greater of (i) the remainder of the initial term of this Agreement, if the initial term has not then expired; or (ii) 90 days.

(b) Should the executive be unable to perform substantially all duties of employment for 60 consecutive days because of a physical or mental disability, the Company shall then have the right to terminate the Executive’s employment by giving the Executive 30 days written notice. After the date of termination, the Company shall pay to the Executive or the Executive’s personal representatives amounts equal to and payable at the same time as the installments of Base Salary theretofore regularly paid to the Executive for a period equal to the greater of (i) the remainder of the initial term of this Agreement, if the initial term has not then expired; or (ii) 90 days.

The onset of a condition of disability under this Agreement shall be determined by the Board of Directors on the basis of (i) a written opinion of a licensed physician certified in his field of specialization and acceptable to the Company, or (ii) the receipt of, or entitlement by the Executive to disability benefits under any insurance policy or employee benefit plan provided or made available by the Company or under Federal Social Security laws.

6. Termination for Cause. The Company may at any time elect to terminate its obligations under this Agreement for “cause” and remove the Executive from employment. Termination for cause shall be made upon 30 days written notice, and upon expiration of the 30-day notice period, all obligations of the Company to the Executive under this Agreement shall cease.

For purposes of this Agreement “cause” shall be only the following:

(a) continued and deliberate neglect by the Executive, after receipt of notice thereof, of employment duties other than as a result of Executive’s physical or mental disability;

(b) willful misconduct of the Executive in connection with the performance of his duties, including by way of example but not limitation, misappropriation of funds or property of the Company; securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or violation of any code of conduct or standards of ethics applicable to employees of the Company;

(c) conduct by the Executive which may result in material injury to the reputation of the Company if the Executive were retained in his position with the Company, including by way of example but not limitation, commission of a felony, bankruptcy, insolvency or general assignment for the benefit of creditors;

(d) active disloyalty such as aiding a competitor; or

(e) a breach by the Executive of paragraph 8 or 9 of this Agreement.

7. Other Termination.

(a) If the Executive resigns or voluntarily leaves the employ of the Company, the Company’s obligations to the Executive under this Agreement shall terminate and the Company shall have no further liability to the Executive under this Agreement; provided, however, if Executive voluntarily leaves the employ of the Company by virtue of the Company’s failure to comply with any terms of this Agreement, then the Executive shall be entitled to the identical compensation and benefits set forth in Section 7 (b) hereof.

(b) The Company may at any time elect to terminate its obligations under this Agreement without cause and remove the Executive from employment on 30 days’ written notice. If the Company elects to terminate Executive’s employment without cause, then the Executive shall be entitled to receive, subject to compliance by the Executive with the provisions of Sections 8 and 9 of this Agreement, the compensation and benefits due under this Agreement for a period equal to the greater of (i) the remainder of the initial term of this Agreement, if the initial term has not then expired; or (ii) 90 days.

8. Confidential Information and Trade Secrets. As consideration for and to induce the employment of the Executive by the Company, the Executive agrees that:

(a) Except to the extent such information is generally known to the public or in the industry in which the Company and its subsidiaries and corporate affiliates are engaged all information relating to or used in the business and operations of the Company and its subsidiaries and corporate affiliates (including, without limitation, marketing methods and procedures, customer lists, lists of professionals referring customers to the Company and its subsidiaries and corporate affiliates, sources of supplies and materials and business systems and procedures), whether prepared, compiled, developed or obtained by the Executive or by the Company or any of its subsidiaries or corporate affiliates prior to or during the term of this Agreement, are and shall be confidential information and trade secrets (“Confidential Information”) and the exclusive property of the Company, its subsidiaries and corporate affiliates.

(b) All records of and materials relating to Confidential Information, whether in written form or in a form produced or stored by any electrical or mechanical means or process and whether prepared, compiled or obtained by the Executive or by the Company or any of its subsidiaries or corporate affiliates prior to or during the term of this Agreement, are and shall be the exclusive property of the Company or its subsidiaries or corporate affiliates, as the case may be.

(c) Except in the regular course of his employment or as the Company may expressly authorize or direct in writing, the Executive shall not, during or after the term of this Agreement and his employment by the Company, copy, reproduce, disclose or divulge to others, use or permit others to see any Confidential Information or any records of or materials relating to any such Confidential Information. The Executive further agrees that during the term of this Agreement and his employment by the Company he shall not remove from the custody or control of the Company or its subsidiaries or corporate affiliates any records of or any materials relating to such Confidential Information and that upon the termination of this Agreement he shall deliver the same to the Company and its subsidiaries and corporate affiliates.

9. Covenants.

As consideration for and to induce the employment of the Executive by the Company, the Executive agrees that, except in the regular course of his employment or as the Company may expressly authorize or direct in writing, the Executive shall not, during the term of this Agreement and for a period of two (2) years immediately following the termination of this Agreement, directly or indirectly, either as an individual for his own account, as a partner or joint venturer with any other person or entity, as an employee, consultant, advisor, agent or representative of any other person or entity or as an officer, director or shareholder of any corporation, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or serve as an employee, consultant, advisor, agent or representative of any corporation, association, partnership, proprietorship or other business entity that is engaged in any business activity, directly or indirectly, in competition with any of the business operations or activities of the Company or any of its subsidiaries or corporate affiliates, or (ii) employ or offer to employ or retain the services of any officer, employee or agent then employed or retained by the Company or any of its subsidiaries or corporate affiliates or induce, encourage or solicit any such officer, employee or agent to leave the employment or service of the Company or any of its subsidiaries or corporate affiliates. This provision shall not, however, restrict the Executive from making any investments in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market, so long as such investment does not give Executive the right to control or influence the policy decisions of any business or enterprise which is or might be directly or indirectly in competition with any of the business operations or activities of the Company or any of its subsidiaries or corporate affiliates.

10. Survival of Covenants and Remedies. The agreements made by the Executive in paragraphs 8 and 9 shall survive the termination of this Agreement and the Executive’s employment. Each such agreement by the Executive shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement of the provisions of paragraphs 8 or 9. The Executive acknowledges and agrees that the Company will sustain irreparable injury in the event of a breach or threatened breach by the Executive of the provisions of paragraphs 8 or 9 and that the Company does not and will not have any adequate remedy at law for such breach or threatened breach. Accordingly, the Executive agrees that if he breaches or threatens to breach any such covenant or agreement, the Company shall be entitled to immediate injunctive relief. The foregoing shall not, however, be deemed to limit the Company’s remedies at law or inequity for any such breach or threatened breach.

11. Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been given, delivered or made when delivered personally or when mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to the Company at its principal office in Richmond, Virginia, and to the Executive at his residence as shown upon the employment records of the Company, or to such other address as either party may by notice specify to the other.

12. Modification. No provision of this Agreement, including any provision of this paragraph, may be modified, deleted or amended in any manner except by an agreement in writing executed by Executive and the Company.

13. Benefit. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and its successors and assigns and by the Executive and his heirs and personal representatives.

14. Construction. This Agreement is executed and delivered in the Commonwealth of Virginia and shall be construed and enforced in accordance with the laws of such state.

15. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

In addition, if, at the time of enforcement of this Agreement, a court holds that any restriction stated in this Agreement is unreasonable under the circumstances then existing, the parties agree that the maximum restriction reasonable under such circumstances shall be substituted for the stated restriction.

16. Headings. The underlined headings provided in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

18. Delay in Payments. In response to the American Jobs Creation Act of 2004 (“AJCA”), any payments under this agreement that are treated as made under a deferred compensation plan for purposes of Internal Revenue Code (“Code”) Section 409A are intended to meet the requirements of Code Section 409A(a)(2)(B) and any regulations and other guidance under that section. Therefore, if the Executive is a “specified employee” for purposes of Code Section 409A, no payment shall be made before the date provided in Code Section 409A(a)(2)(B) and all payments otherwise payable during that period shall be made to Executive as soon as possible after the date provided in Code Section 409A(a)(2)(B).

/s/ Darrell D. Martin	MARKEL CORPORATION
Executive

	By:	/s/ Alan I. Kirshner
	Title:	Chairman

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